                                                                    Exhibit 11.0




                              NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit





                                               For the Three Months         For the Nine Months
                                                Ended September 30,         Ended September 30,
                                              ------------------------    ------------------------
                                                 1998          1997          1998          1997
                                              ----------    ----------    ----------    ----------
                                                    (dollars in thousands, except per unit)
Net income ...............................    $    3,651    $    2,219    $   26,300    $    5,293

   Less - General Partners'
      1.99% Interest .....................            73            44           523           105
                                              ----------    ----------    ----------    ----------

Net income allocable to
   Limited Partner .......................    $    3,578    $    2,175    $   25,777    $    5,188
                                              ==========    ==========    ==========    ==========


Earnings Per Unit

   Net income ............................    $      .57    $      .34    $     4.08    $      .82
                                              ==========    ==========    ==========    ==========


Weighted average units of
   limited partner interest
   used in computing earnings
   per unit ..............................     6,323,785     6,328,916     6,324,690     6,326,916
                                              ==========    ==========    ==========    ==========